Exhibit 99.1

TRONOX LIMITED NAMES JEFFRY N. QUINN AS CHIEF EXECUTIVE OFFICER

STAMFORD, Conn., Nov. 16, 2017 - Tronox Limited (NYSE:TROX) announced today that its board of directors has appointed Jeffry N. Quinn as president and chief executive officer, effective December 1, 2017. Quinn has served as a member of the company’s board of directors since 2011, and will continue in that position. Quinn brings more than 30 years of experience in the mining, refining, and chemicals industries to the role. He previously served as chairman and chief executive officer of Solutia Inc., a publicly listed global specialty chemical company, from 2004 until its acquisition by Eastman Chemical Company in 2012.

“Tronox is in a period of great transition with the planned acquisition of the titanium dioxide assets of Cristal, and the untimely passing of Tom Casey last May,” said Ilan Kaufthal, chairman of the Tronox board of directors. “I am delighted Jeff has accepted the CEO role. I am confident he will be a strong leader and he is the right person to take the company through its next phase of growth.”

Quinn succeeds Peter Johnston, a member of Tronox’s board of directors, who has held the role of interim CEO since May 15, 2017. The board appointed Johnston to that role after Thomas J. Casey announced his retirement as CEO for health reasons. Johnston will remain a member of the company’s board of directors.

“On behalf of his fellow board members, we thank Peter for his leadership as interim CEO during this period of transition. As a member of the board, he will continue to guide and help position Tronox for future success,” Kaufthal added.

“It is an honor to assume the role of president and chief executive officer of Tronox,” Quinn said. “I look forward to working with our board, a talented senior management team, and Tronox employees worldwide to fulfill our mission of creating value for our shareholders, providing high-quality materials and superior service to our customers, and operating safe, environmentally responsible facilities.”

Quinn, 58, joined Solutia in 2003 and was chairman and chief executive officer from 2004 through 2012. In 2012, he founded Quinpario Partners LLC, a private investment company that was also the sponsor of two publicly listed special-purpose acquisition corporations, and served as its chairman, chief executive officer and managing member. Earlier in his career, Quinn was a member of the executive management team of Premcor Inc., a large, publicly traded independent refiner, from 2000 through 2003, and of Arch Coal Inc., the second-largest domestic coal producer, from 1986 through 2000. Prior to joining Arch, Quinn engaged in the private practice of law. Quinn serves on the boards of directors of Jason Industries, Inc., a diversified general industrial company, and W.R. Grace, a global specialty chemical company. He holds a bachelor’s degree and a law degree from the University of Kentucky.

About Tronox

Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

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